UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 30, 2021

Rapid7, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-37496	35-2423994
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

120 Causeway Street,
Boston,	Massachusetts	02114
(Address of principal executive offices), including zip code
(617) 247-1717
(Registrant’s telephone number, including area code)
Not Applicable
(Former name, or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	RPD	The Nasdaq Global Market
Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 3.02	Unregistered Sale of Equity Securities.
As disclosed in the Current Report on Form 8-K filed with the Securities and Exchange Commission on August 13, 2018, Rapid7, Inc. (the “Company”) previously issued $230.0 million in aggregate principal amount of 1.25% Convertible Senior Notes due 2023 (the “Notes”). The Notes are governed by the Indenture, dated as of August 13, 2018, between the Company and U.S. Bank National Association, as trustee.
As previously reported, on September 16, 2021, the Company issued a notice of redemption (the “Redemption Notice”) to holders of its outstanding Notes, pursuant to which it announced that on November 30, 2021 (the “Redemption Date”), the Company would redeem any Notes that have not been converted prior to such date at a redemption price in cash equal to 100% of the principal amount of such Notes, plus accrued and unpaid interest, if any, from August 1, 2021 to, but not including, the Redemption Date. Prior to the Redemption Date, the holders of the Notes had the right to elect to convert their Notes for common stock, $0.01 par value per share (the “Common Stock”), of the Company at a rate of 24.0460 shares of Common Stock per $1,000 principal amount of Notes. Pursuant to the Indenture, the conversion rate was increased by 0.0022 additional shares per $1,000 principal amount of the Notes for conversions prior to 5:00 p.m. (New York City time) on November 29, 2021 (the “Conversion Deadline Date”). The Company satisfied its conversion obligations with respect to conversions occurring after the date of the Redemption Notice and prior to the Conversion Deadline Date by Combination Settlement (as defined in the Indenture), with a Specified Dollar Amount (as defined in the Indenture) per $1,000 principal amount of Notes equal to $1,000.
On November 30, 2021, the Company paid approximately $43.4 million in cash and issued an aggregate amount of approximately 0.7 million shares of Common Stock to holders of the Notes as a result of conversions of approximately $43.4 million in aggregate principal amount of Notes. All $2.0 million in aggregate principal amount of Notes that had not been previously surrendered for conversion were redeemed on November 30, 2021 at a redemption price in cash equal to approximately $2.0 million.
The Common Stock of the Company delivered in connection with these conversions have been issued in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended.

Item 9.01	Financial Statements and Exhibits.

(d)Exhibits

Exhibit No.	Description

104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rapid7, Inc.

Dated: November 30, 2021	By:	/s/ Jeff Kalowski
Jeff Kalowski
Chief Financial Officer